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                                                                     Exhibit 5.1

                             FOLEY, HOAG & ELIOT LLP
                             One Post Office Square
                        Boston, Massachusetts 02109-2170
                            Telephone: (617) 832-1000
                            Facsimile: (617) 832-7000
                                  Telex 940693
                               http://www.fhe.com



                                          March 25, 1997



LIGHTBRIDGE, INC.
281 Winter Street
Waltham, Massachusetts  02154

Ladies and Gentlemen:

     We have acted as counsel for Lightbridge, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offering of up to 2,698,490 shares of the Company's common stock, $.01 par value ("Common Stock"), consisting of (a) 226,485 shares of Common Stock (the "Reoffer Shares") issued and outstanding pursuant to the exercise of stock options granted under the Lightbridge, Inc. 1990 Incentive and Nonqualified Stock Option Plan and (b) 2,472,005 shares of Common Stock (the "Option Shares") issuable, either under options currently issued and outstanding or under options issuable subsequent to the date hereof, pursuant to the Lightbridge, Inc. 1990 Incentive and Nonqualified Stock Option Plan and the Lightbridge, Inc. 1996 Incentive and Non-Qualified Stock Option Plan (together, the "Plans").

     In arriving at the opinions expressed below, we have examined and relied on the following documents:

     (i)   the Registration Statement;

     (ii)  the Plans, each as amended or supplemented as of the date hereof;

     (iii) the Amended and Restated Certificate of Incorporation of the Company;

     (iv)  the By-Laws of the Company, as amended as of the date hereof; and

     (v) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such other records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. We have assumed the genuineness of all signatures and the authenticity of all


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LIGHTBRIDGE, INC.
March 25, 1997
Page Two

documents submitted to us as originals and the conformity to the original documents of all documents submitted to us as certified or photostatic copies.

     We express no opinion other than as to the laws of the State of Delaware.

     Based upon the foregoing, we are of the opinion that:

     1. The Reoffer Shares have been duly authorized and validly issued and are fully paid and non-assessable.

     2. The Company has the corporate power necessary for the issuance of the Option Shares under the respective Plans, as contemplated by the Registration Statement. The Option Shares have been duly authorized and, when issued against payment of the agreed consideration therefor in accordance with the respective exercise prices therefor as described in the options relating thereto and the Plans, will be validly issued, fully paid and non-assessable.

     We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the heading "Legal Matters" in the reoffer prospectus forming a part of the Registration Statement.

                                          Very truly yours,

                                          FOLEY, HOAG & ELIOT LLP



                                          By /s/ MARK L. JOHNSON
                                            ----------------------------------
                                            A Partner